Exhibit 10.2

FIRST AMENDMENT TO

TITLE II OF THE

DEFINED CONTRIBUTION MAKE-UP PLAN

OF CONOCOPHILLIPS

(2012 RESTATEMENT)

Effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”), ConocoPhillips Company (the “Company”) amended and restated the Defined Contribution Make-Up Plan (“DCMP”) for the benefit of certain employees of the Company and its affiliates.

The Company desires to amend the DCMP by the revisions set forth below, effective January 1, 2013:

1.	Section 4 is amended to read as follows:

“For any payroll period in which a Highly Compensated Employee’s DCMP Pay exceeds his or her CPSP Pay, a Benefit amount shall be credited to a Highly Compensated Employee’s Supplemental Thrift Feature Account for the Ongoing Plan no later than the end of the month following the Valuation Date that Company contributions are made to the Highly Compensated Employee’s Thrift Feature account, or would have been made to such account if the Highly Compensated Employee had received Company contributions under the Thrift Feature. The Benefit amount so credited shall equal 9% of the amount by which the Highly Compensated Employee’s DCMP Pay for that payroll period exceeds his or her CPSP Pay for that payroll period.”

2.	Section 5 is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, allocations under this Section 5 shall cease with the final allocation for the period ending December 31, 2012, expected to be made in January, 2013.”

Executed October 11, 2012

For ConocoPhillips Company

/s/ Sheila Feldman
Sheila Feldman
Vice President, Human Resources